ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-163632 Dated December 23, 2010
Royal Bank of Canada Autocallable Optimization Securities with Contingent Protection Linked to the shares of Market Vectors Gold Miners ETF®, due on or about January 6, 2012
Investment Description
Autocallable Optimization Securities with Contingent Protection are senior unsecured debt securities issued by Royal Bank of Canada (each, a “Security” and collectively, the “Securities”) with returns linked to the shares of Market Vectors Gold Miners ETF® (the “Index Fund”). The Index Fund is an exchange traded fund intended to track the performance of the NYSE Arca Gold Miners Index (the “Underlying Index”) by investing its assets in a portfolio of securities that generally replicates the Underlying Index.  The Securities are designed for investors who anticipate that the level of the Index Fund will be at or above the Index Fund Starting Level on any Observation Date (as described below).  The Securities will be automatically called for the principal amount plus an amount based on the applicable Call Return Rate if the closing price of one share of the Index Fund on any Observation Date is equal to or greater than the Index Fund Starting Level. If the Securities are called, you will receive the Call Price (as described below). You will receive a positive return on your Securities only if the Index Fund closes at a price equal to or above the Index Fund Starting Level on any Observation Date, including the final Observation Date. If the Securities have not been called, and the Index Fund closes below the applicable Trigger Price on the final Observation Date, you will lose 1% (or a fraction thereof) of the principal amount for every 1% (or a fraction thereof) decrease in the price per share of the Index Fund below the Index Fund Starting Level. Investors will not receive any interest payments during the term of the Securities.  Investing in the Securities involves significant risks. You may lose some or all of your principal. The contingent protection feature applies only if you hold the Securities to maturity. Any payment on the Securities, including any principal protection, is subject to the creditworthiness of Royal Bank of Canada.

Features	Key Dates
❑    Tactical Investment Opportunity—If you believe the Index Fund will appreciate in value over the term of the Securities but are unsure about the exact timing or magnitude of the appreciation, the Securities provide a potential opportunity to generate returns based on this market view. The Securities will be automatically called for the principal amount plus an amount based on the applicable Call Return Rate if the closing price of one share of the Index Fund on any Observation Date is equal to or greater than the Index Fund Starting Level. If the Securities are not called, investors will have downside market exposure to the Index Fund at maturity, subject to the contingent protection feature.

❑    Contingent Protection Feature— If you hold the Securities to maturity, the Securities are not called on the final Observation Date and the Index Fund is above or equal to the Trigger Price on the final Observation Date, you will receive 100% of your principal, subject to the creditworthiness of Royal Bank of Canada. If the Index Fund closes below the Trigger Price on the final Observation Date, your investment will be fully exposed to the negative Index Fund Return.

	Trade Date1	December 29, 2010
	Settlement Date1	December 31, 2010
	Final Observation Date2	December 30, 2011
	Maturity Date2	January 6, 2012
1          Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the final Observation Date and Maturity Date will be changed so that the stated term of the Securities remains approximately the same.
2          Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities – Market Disruption Events” in the accompanying product prospectus supplement no. UBS-AOS-2.

Security Offering
We are offering Autocallable Optimization Securities with Contingent Protection linked to the Index Fund.  The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Index Fund	Index Fund Ticker	Term	Call Return Rate*	Index Fund Starting Level**	Trigger Price	CUSIP	ISIN
Market Vectors Gold Miners ETF®	GDX	Approximately one year	13.50% to 17.50%	•	80% of the Index Fund Starting Level	78009C183	78009C1835
* Annualized. The actual Call Return Rate per $10 in principal amount of the Securities will be determined on the Trade Date.
** The actual Index Fund Starting Level for the Securities will be determined on the Trade Date.

See “Additional Information about Royal Bank of Canada and the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated January 11, 2010, the prospectus supplement dated January 11, 2010, product prospectus supplement no. UBS-AOS-2 dated June 17, 2010 and this free writing prospectus. See “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product prospectus supplement no. UBS-AOS-2 for risks related to investing in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product prospectus supplement no. UBS-AOS-2.  Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities with Contingent Protection Linked to the Market Vectors Gold Miners ETF®	•	$10	•	$0.125	•	$9.875
(1)
The price to the public includes the cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” in the accompanying product prospectus supplement no. UBS-AOS-2.

(2)
UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date.  In no event will the commission received by UBS exceed $0.125 per $10 in principal amount of the Securities.

The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Securities
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product prospectus supplement no. UBS-AOS-2 and this free writing prospectus if you so request by calling toll-free 866-609-6009.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance.  In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated January 11, 2010, as supplemented by the prospectus supplement dated January 11, 2010, relating to our Series D medium-term Notes of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. UBS-AOS-2 dated June 17, 2010.  This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-AOS-2, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦     Product prospectus supplement no. UBS-AOS-2 dated June 17, 2010:
http://www.sec.gov/Archives/edgar/data/1000275/000121465910001702/c617100424b5.htm

♦     Prospectus supplement dated January 11, 2010:
http://www.sec.gov/Archives/edgar/data/1000275/000121465910000064/f17102424b3.htm

♦     Prospectus dated January 11, 2010:
http://www.sec.gov/Archives/edgar/data/1000275/000121465910000063/m18100424b3.htm

As used in this free writing prospectus, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦     You believe the Index Fund will close at or above the Index Fund Starting Level on one of the specified Observation Dates

♦     You believe the Index Fund will not close below the Trigger Price (which is 80% of the Index Fund Starting Level) on the final Observation Date

♦     You are willing to hold Securities that will be called on the first Observation Date on which the Index Fund closes at or above the Index Fund Starting Level, or you are otherwise willing to hold such Securities to maturity, a term of 12 months, if they are not called

♦     You believe the Index Fund will remain stable for the term of the Securities and will close at or above the Index Fund Starting Level on the final Observation Date

♦     You are willing to make an investment whose return is limited to the applicable Call Return Rate, an annualized return of between 13.50% to 17.50%. The actual Call Return Rate will be set on the Trade Date

♦     You are willing to invest in Securities for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to trade the Securities

♦     You are willing to forgo dividends paid on the equity securities held by the Index Fund and any distributions paid by the Index Fund

♦     You do not seek current income from this investment

♦     You are comfortable with the creditworthiness of Royal Bank of Canada, as issuer of the Securities

♦     You are willing to make an investment where you could lose some or all of your principal

♦     You seek exposure to the gold and silver mining industries

The Securities may not be suitable for you if, among other considerations:

♦     You believe the price of the Index Fund will decrease during the Observation Period

♦     You believe the Index Fund will close below the Trigger Price (which is 80% of the Index Fund Starting Level) on the final Observation Date

♦     You believe stock prices of gold and silver mining companies comprising the Index Fund will decrease during the Observation Period

♦     You are not willing to make an investment in which you could lose up to 100% of your principal amount

♦     You seek an investment whose return is not limited to the applicable Call Return Rate, an annualized return of between 13.50% to 17.50%. The actual Call Return Rate will be set on the Trade Date

♦     You seek an investment for which there will be an active secondary market

♦     You are unable or unwilling to hold Securities that will be called on any Observation Date on which the Index Fund closes at or above the Index Fund Starting Level and you are unable or unwilling to hold such Securities to maturity, a term of 12 months, if such Securities are not called

♦     You seek current income from your investment

♦     You are not willing or are unable to assume the credit risk associated with Royal Bank of Canada, as issuer of the Securities

♦     You do not seek exposure to the gold and silver mining industries

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” on page 6 of this free writing prospectus and “Risk Factors” in the accompanying product prospectus supplement no. UBS-AOS-2 for risks related to an investment in the Securities.

Indicative Terms
Issuer:	Royal Bank of Canada
Accordingly, if the Securities are not called, you may lose some or all of your investment. Specifically, if the Securities are not called and the Index Fund Ending Level is below the Trigger Price on the final Observation Date, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) decrease in the price per share of the Index Fund  below the Index Fund Starting Level.

Issue Price:	$10 per Security (subject to a minimum purchase of 100 Securities, or $1,000)
Term:	Approximately 12 months, unless called earlier
Index Fund:	Market Vectors Gold Miners ETF®
Call Feature:	The Securities will be called automatically if the closing price of one share of the Index Fund on any Observation Date is at or above the Index Fund Starting Level.	Index Fund Return:	Index Fund Ending Level – Index Fund Starting Level Index Fund Starting Level
Observation Dates:1
Monthly, on or about January 25, 2011, February 22, 2011, March 25, 2011, April 25, 2011, May 24, 2011, June 24, 2011, July 25, 2011. August 25, 2011, September 26, 2011, October 25, 2011, November 23, 2011, and December 30, 2011.2
		Trigger Price:	80% of the Index Fund Starting Level
		Observation Period:	The period commencing on (and including) the Trade Date and extending to (and including) the final Observation Date.
Call Settlement Dates:	Four business days following the applicable Observation Date	Index Fund Starting Level:	The closing price of one share of the Index Fund on the Trade Date, as published by NYSE Arca, Inc. (“NYSE Arca”), divided by the Share Adjustment Factor.
Call Return Rate:
If the Securities are called, you will receive on the applicable Call Settlement Date a cash payment per $10.00 principal amount of each Security equal to the Call Price for the applicable Observation Date. The Call Price will be based upon the applicable Call Return Rate, at an annualized rate of between 13.50% to 17.50%; which will be determined on the Trade Date. The table below assumes a Call Return Rate of 15.50% per annum.3
		Index Fund Ending Level:	The closing price of one share of the Index Fund on the final Observation Date as published by NYSE Arca.
Share Adjustment Factor:
Set equal to 1.0 on the Trade Date, subject to adjustment under certain circumstances. See “General Terms of the Securities—Anti-Dilution Adjustments” in the accompanying product prospectus supplement no UBS-AOS-2.

				Determining Payment at Maturity
	Observation Date	Call Return	Call Price(4)

Accordingly, if the Securities are not called, you may lose some or all of your investment. Specifically, if the Securities are not called and the Index Fund Ending Level is below the Trigger
Price on the final Observation Date, you will lose 1% (or a
fraction thereof) of your principal amount for each 1% (or a fraction thereof) decrease in the price per share of the Index
Fund below the Index Fund Starting Level.

	January 25, 2011	1.29%	$10.129
	February 22, 2011	2.58%	$10.258
	March 25, 2011	3.88%	$10.388
	April 25, 2011	5.17%	$10.517
	May 24, 2011	6.46%	$10.646
	June 24, 2011	7.75%	$10.775
	July 25, 2011	9.04%	$10.904
	August 25, 2011	10.33%	$11.033
	September 26, 2011	11.63%	$11.163
	October 25, 2011	12.92%	$11.292
	November 23, 2011	14.21%	$11.421
	December 30, 2011	15.50%	$11.550

Payment at Maturity (per $10):4
If the Securities are not called and the Index Fund Ending Level is above or equal to the Trigger Price on the final Observation Date, you will receive at maturity a cash payment of $10 per $10 in principal amount of the Securities.

If the Securities are not called and the Index Fund Ending Level is below the Trigger Price on the final Observation Date,  you will receive at maturity a cash payment, per $10 in principal amount of the Securities, calculated as follows:

$10 x (1 + Index Fund Return)

1 Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates may be changed.
2 Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities – Market Disruption Events” in the accompanying product prospectus supplement no. UBS-AOS-2.
3 The actual Call Return Rate per $10 in principal amount of the Securities will be determined on the Trade Date.
4 Any payment on the Securities, including the Call Price and contingent principal protection, is provided by Royal Bank of Canada, as issuer, and, therefore, is dependent on the ability of Royal Bank of Canada to satisfy its obligations when they come due.

Hypothetical Examples of How the Securities Perform
The following tables and examples assume a Call Return Rate of 15.50% per annum (the midpoint of the range of 13.50% to 17.50%).  The actual Index Fund Starting Level, Trigger Price, and the Call Return Rate will be set on the Trade Date.

The following examples illustrate the payment at maturity on a hypothetical offering of the Securities assuming the following*:
Principal Amount:	$10.00 per Security
Term:	One year, unless called earlier
Index Fund Starting Level:	$59.89
Call Return Rate:	15.50% per annum
Observation Dates:	Monthly
Trigger Price:	$47.91 (which is 80% of the Index Fund Starting Level)

* The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples have been rounded for ease of analysis.  Actual terms including the Call Return Rate, Trigger Price and Index Fund Starting Level are to be set on the Trade Date.

Example 1: Securities are Called on the First Observation Date.

Closing Price at first Observation Date:	$61.50 (at or above the Index Fund Starting Level, Securities are called)
Call Price (per $10):	$10.129

Since the Securities are called on the first Observation Date, you will receive on the Call Settlement Date a Call Price of $10.129 per $10 principal amount (a 1.29% return on the Securities).

Example 2: Securities are Called on the Final Observation Date.

Closing Price at first Observation Date:	$50.00 (below the Index Fund Starting Level, Securities NOT called)
Closing Price at second Observation Date:	$51.25 (below the Index Fund Starting Level, Securities NOT called)
Closing Price at third Observation Date:	$51.00 (below the Index Fund Starting Level, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Index Fund Starting Level, Securities NOT called)
Closing Price at final Observation Date:	$61.50 (at or above the Index Fund Starting Level, Securities are called)

Call Price (per $10):	$11.550

Since the Securities are called on the final Observation Date, you will receive on the Call Settlement Date (which coincides with the maturity date in this example) a Call Price of $11.550 per $10 principal amount (a 15.50% return on the Securities).

Example 3: Securities are NOT called and the Index Fund Ending Level is above the Trigger Price on the final Observation Date.

Closing Price at first Observation Date:	$50.00 (below the Index Fund Starting Level, Securities NOT called)
Closing Price at second Observation Date:	$51.25 (below the Index Fund Starting Level, Securities NOT called)
Closing Price at third Observation Date:	$51.00 (below the Index Fund Starting Level, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Index Fund Starting Level, Securities NOT called)
Closing Price at final Observation Date:	$49.50 (below the Index Fund Starting Level, but above Trigger Price, Securities NOT called)

Settlement Amount (per $10):	$10.000

At maturity, you will receive $10.000 per $10 principal amount (a zero percent return on the Securities). The Securities are not called during the Observation Period and the Index Fund Ending Level is above or equal to the Trigger Price on the final Observation Date.

Example 4: Securities are NOT called and the Index Fund Ending Level is below the Trigger Price on the final Observation Date.

Closing Price at first Observation Date:	$50.00 (below the Index Fund Starting Level, Securities NOT called)
Closing Price at second Observation Date:	$51.25 (below the Index Fund Starting Level, Securities NOT called)
Closing Price at third Observation Date:	$51.00 (below the Index Fund Starting Level, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Index Fund Starting Level, Securities NOT called)
Closing Price at final Observation Date:	$44.92 (below the Index Fund Starting Level and Trigger Price, Securities NOT called)

Settlement Amount (per $10):	$10.00 x [1 + Index Fund Return]
$10.00 x [1 – 25.00%]
$7.500

Since the Securities are not called and the Index Fund Ending Level is below the Trigger Price on the final Observation Date, at maturity you will receive $7.500 per $10 principal amount (a 25.00% loss on the Securities).

What Are the Tax Consequences of the Securities?
Set forth below is a summary of certain U.S. federal income tax consequences relating to an investment in the Securities. The following summary is not complete and is qualified in its entirety by the discussion under the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, which you should carefully review prior to investing in the Securities.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a Security with terms described in this free writing prospectus as a callable pre-paid cash-settled derivative contract linked to the Index Fund for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. If the Securities are so treated and subject to the discussion of the “constructive ownership rules” in the following sentence, a holder should generally recognize capital gain or loss upon the call, sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Securities. There may exist a risk that an investment in the Securities is, in whole or in part, a “constructive ownership transaction” to which Section 1260 of the Internal Revenue Code applies, in which case any long-term capital gain recognized in respect of the Securities in excess of the “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code) would be recharacterized as ordinary income and an interest charge would also apply to any deemed underpayment of tax assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale or maturity of the Securities. Alternative tax treatments of the Securities are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Index Fund, the Underlying Index or any of the equity securities held by the Index Fund or included in the Underlying Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. UBS-AOS-2.  We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.

Risks Relating to the Securities Generally

♦     Your Investment in the Securities May Result in a Loss:  The Securities do not guarantee any return of principal at maturity, and that return, if any, is subject to the creditworthiness of Royal Bank of Canada. You will only receive a positive return on the Securities if one share of the Index Fund closes at or above the Index Fund Starting Level on an Observation Date. You will lose some or all of your principal if the Securities are not called and the Index Fund Ending Level is below the Trigger Price on the final Observation Date.

♦     The Call Feature Limits Your Potential Return: The appreciation potential of the Securities as of any Observation Date is limited to the specified Call Price, regardless of the extent of the positive performance of the Index Fund. In addition, since the Securities could be called as early as the first Observation Date, the total return of the Securities could be significantly lower than the maximum potential Call Return Rate.

♦     Reinvestment Risk: If your Securities are called, you may not be able to reinvest the proceeds at a comparable rate of return or at other comparable terms to those of the Securities.

♦     Contingent Principal Protection: The Securities provide principal protection only if the Index Fund Ending Level is above or equal to the Trigger Price on the final Observation Date, and you hold the Securities to maturity.  If you sell your Securities prior to maturity on the secondary market, you may have to sell them at a discount and your initial investment will not be protected.  Principal protection depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.

♦     Credit Risk of Royal Bank of Canada:  The Securities are senior unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Securities, including any principal protection provided at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive the contingent principal protection or any other amounts owed to you under the terms of the Securities.

♦     Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity:  While the payment at maturity, if any, described in this free writing prospectus is based on the full principal amount of your Securities, the original issue price of the Securities includes UBS’s commission and the estimated cost of hedging our obligations under the Securities.  As a result, and as a general matter, the price, if any, at which RBCCM, will be willing to purchase Securities from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you.  This secondary market price will also be affected by a number of factors aside from UBS’s commission and our hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Securities” below.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦     No Interest or Dividend Payments or Voting Rights: As a holder of the Securities, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Index Fund or equity securities held by the Index Fund would have.

♦     Lack of Liquidity: The Securities will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦     Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦     Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations as to the Index Fund or the equity securities included in the Underlying Index that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Index Fund or the equity securities included in the Underlying Index, and therefore the market value of the Securities.

♦     Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain.  You should consult your tax adviser about your tax situation.

♦     Potential Royal Bank of Canada Impact on Price:  Trading or transactions by Royal Bank of Canada or its affiliates in the Index Fund or equity securities composing the Index Fund, or in futures, options, exchange-traded funds or other derivative products on the Index Fund or equity securities held by the Index Fund may adversely affect the market value of the equity securities held by the Index Fund, the closing price of one share of the Index Fund, and, therefore, the market value of the Securities.

♦     Many Economic and Market Factors Will Impact the Value of the Securities:  In addition to the closing price of one share of the Index Fund on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦     the expected volatility of the Index Fund;

♦     the time to maturity of the Securities;

♦     the dividend rate on the equity securities held by the Index Fund;

♦     interest and yield rates in the market generally, as well as in each of the markets of the equity securities held by the Index Fund;

♦     a variety of economic, financial, political, regulatory or judicial events;

♦     the occurrence of certain events to the Index Fund that may or may not require an adjustment to the Share Adjustment Factor; and

♦     our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Risks Relating to the Index Fund

♦     No Affiliation with the Index Fund:  Van Eck Associates Corporation, is currently the Index Fund’s investment adviser (“Van Eck”). We are not affiliated with the Index Fund or Van Eck.  You should make your own investigation into the Index Fund and the Underlying Index.  We are not responsible for the Index Fund’s public disclosure of information, whether contained in its SEC filings or otherwise.

♦     Owning the Securities Is Not the Same as Owning Shares of the Index Fund: Owning the Securities is not the same as owning shares of the Index Fund. Accordingly, changes in the closing price of one share of the Index Fund may not result in a comparable change of the market value of the Securities. If the closing price of one share of the Index Fund on any trading day increases above the Index Fund Starting Level, the value of the Securities may not increase comparably, if at all. It is possible for the closing price of the shares of the Index Fund to increase moderately while the value of the Securities declines.

♦     There Are Risks Associated with the Index Fund: Although the Index Fund’s shares are listed for trading on the NYSE Arca and a number of similar products have been traded on NYSE Arca for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Index Fund or that there will be liquidity in the trading market.  The Index Fund is subject to management risk, which is the risk that the investment strategy of the investment adviser may not produce the intended results. Furthermore, the Index Fund is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Index Fund, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of the Underlying Index by investing in a portfolio of securities that generally replicates the Underlying Index. Therefore, unless a specific security is removed from the Underlying Index, the Index Fund generally would not sell a security because the security’s issuer was in financial trouble, or might otherwise be viewed as an undesirable investment.

♦     Differences Between the Index Fund and the Underlying Index: While the Index Fund is designed and intended to track the level of the Underlying Index, various factors, including fees and other transaction costs, will prevent the Index Fund from correlating exactly with changes in the level of the Underlying Index. Accordingly, the performance of the Index Fund will not be equal to the performance of the Underlying Index during the term of the securities. Additionally, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Index Fund and the Underlying Index. Finally, because the shares of the Index Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Index Fund may differ from the net asset value per share of the Index Fund.

♦     The Holdings of the Index Fund Are Concentrated in the Gold and Silver Mining Industries: All or substantially all of the equity securities held by the Index Fund are issued by gold or silver mining companies. Because the Securities are linked to the performance of the Index Fund, an investment in these Securities will be concentrated in the gold and silver mining industries. Competitive pressures may have a significant effect on the financial condition of companies in these industries. In addition, these companies are highly dependent on the price of gold or silver, as applicable. These prices fluctuate widely and may be affected by numerous factors. Factors affecting gold prices include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. Factors affecting silver prices include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Mexico and Peru. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market.

♦     Relationship to gold bullion — The Index Fund measures the performance of shares of gold and silver mining companies and not gold bullion. The Index Fund may under- or over-perform gold bullion over the short-term or the long-term.

♦     Single ETF risk:   The price of the Underlying Index can rise or fall sharply due to factors specific to the Underlying Index, such as volatility, earnings, financial conditions, corporate, industry and regulatory developments, and other events affecting the companies whose securities make up the components of the Index Fund.

♦     The probability that the Securities will be called or that the Index Fund Ending Level will be below the Trigger Price will increase as the volatility of the Index Fund increases: ‘‘Volatility’’ refers to the frequency and magnitude of changes in the price of the Underlying Index. If the Underlying Index experiences significant volatility during the term of the Securities, there is a higher probability that the Securities will be called earlier or that the Index Fund Ending Level will be below the Trigger Price on the final Observation Date.  As a result, the Securities may be called on an earlier Observation Date, or you may lose some or all of your investment.

♦     The Anti-Dilution Protection for the Index Fund Is Limited: The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Index Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

Index Fund

We have derived all information contained in this free writing prospectus regarding the Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Market Vectors ETF Trust and Van Eck.

The Market Vectors Gold Miners ETF® is an investment portfolio maintained and managed by Market Vectors ETF Trust (the “Trust”) and advised by Van Eck Associates Corporation. The Trust is a registered open-end investment company that consists of numerous separate investment portfolios, including the Index Fund. The Index Fund is an exchange traded fund that trades on the NYSE Arca under the ticker symbol “GDX.”

Information provided to or filed with the SEC by the Index Fund under the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov. Additional information about Van Eck and the Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Van Eck website at http://www.vaneck.com. The information below was compiled from the Van Eck website. We make no representation or warranty as to the accuracy of the information above or below. Information contained in the Van Eck website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

The Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Underlying Index was developed by the NYSE Amex (formerly the American Stock Exchange) and is calculated, maintained and published by the NYSE Arca. The Underlying Index is a modified market capitalization-weighted index consisting of common stocks and American Depository Receipts ("ADRs") of publicly traded companies involved primarily in mining for gold and silver. The Underlying Index includes common stocks and ADRs of selected companies with market capitalizations greater than $100 million that have an average daily volume of at least 50,000 shares over the past six months.  The Underlying Index’s benchmark value was 500.0 at the close of trading on December 20, 2002. As of December 22, 2010, there were 30 gold and silver mining companies included in the Index Fund.

The Index Fund utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the Underlying Index. The Index Fund will invest in all of the securities which comprise the Underlying Index. The Index Fund will normally invest at least 95% of its total assets in common stocks that comprise the Underlying Index.

Holdings Information

The following table summarizes the Index Fund’s top holdings in individual companies as of December 22, 2010.

Company	Percentage of Total Holdings
Barrick Gold Corp	16.69%
Goldcorp Inc	10.84%
Newmont Mining Corp	9.56%
Kinross Gold Corp	6.81%
AngloGold Ashanti Ltd	5.93%
Eldorado Gold Corp	4.58%
Yamana Gold Inc	4.56%
Cia de Minas Buenaventura SA	4.54%
Gold Fields Ltd	4.44%
Silver Wheaton Corp	4.39%

Disclaimer

The Securities are not sponsored, endorsed, sold or promoted by Van Eck. Van Eck makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. Van Eck has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

Historical Information

The following table sets forth the quarterly intra-day high and low price and quarterly closing price of one share of the Index Fund (rounded to two decimal places), as reported by Bloomberg Professional® service. The historical values of one share of the Index Fund should not be taken as an indication of future performance. We cannot give you assurance that the performance of the Index Fund will result in the return of any of your initial investment.

Quarter Begin	Quarter End		Quarterly Intra-Day High		Quarterly Intra-Day Low		Quarterly Close
4/3/2006	6/30/2006		$39.81		$31.82		$38.70
7/3/2006	9/29/2006		$42.58		$33.86		$35.65
10/2/2006	12/29/2006		$42.32		$32.41		$39.91
1/3/2007	3/30/2007		$43.32		$36.20		$39.42
4/2/2007	6/29/2007		$42.85		$36.63		$37.89
7/2/2007	9/28/2007		$45.96		$32.79		$45.10
10/1/2007	12/31/2007		$53.60		$42.31		$45.85
1/2/2008	3/31/2008		$56.87		$44.88		$47.75
4/1/2008	6/30/2008		$51.43		$41.61		$48.52
7/1/2008	9/30/2008		$51.83		$27.36		$34.08
10/1/2008	12/31/2008		$35.49		$15.83		$33.88
1/2/2009	3/31/2009		$38.93		$27.15		$36.88
4/1/2009	6/30/2009		$45.10		$30.81		$37.76
7/1/2009	9/30/2009		$48.40		$34.05		$45.29
10/1/2009	12/31/2009		$55.40		$40.92		$46.21
1/1/2010	3/31/2010		$51.16		$39.48		$44.41
4/1/2010	6/30/2010		$54.83		$45.36		$51.96
7/1/2010	9/30/2010		$56.86		$46.80		$55.93
10/1/2010	12/22/2010	*	$64.62	*	$53.68	*	$59.89	*

*
As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through December 22, 2010. Accordingly, the ‘‘Quarterly Intra-Day High,’’ ‘‘Quarterly Intra-Day Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the performance of the Index Fund from December 22, 2006 to December 22, 2010, assuming an Index Fund Starting Level of $59.89, which was the closing price of one share of the Index Fund on December 22, 2010, and a Trigger Price equal to 80% of the Index Fund Starting Level (the actual Index Fund Starting Level and Trigger Price will be determined on the Trade Date).

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.
Information contained in the Van Eck website referenced above is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Supplemental Plan of Distribution
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We will agree that UBS Financial Services Inc. may sell all or a part of the Securities that it will purchase from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Securities.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” in the accompanying product prospectus supplement no. UBS-AOS-2.